Exhibit 99.1

From:David R. Harvey, Chairman	For questions, contact:
Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

July 24, 2007

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 15.4% GAIN IN Q2 2007 DILUTED EPS ON RECORD SALES. 2007 DILUTED EPS FORECAST RAISED $.05 TO $2.20 TO $2.30. NEW SUPPLY CHAIN PROJECT EXPECTED TO BOOST FUTURE EPS GROWTH.

HIGHLIGHTS:

Sales, Income and EPS Results (all percentage comparisons are to comparable periods in 2006):

•

Record Level Sales: Q2 2007 sales grew 13.2% to a new quarterly high of $507.5 million. Organic sales growth of 7.3% improved on Q1 2007 results to bring YTD results in-line with the Company’s 7.0% growth goal. A currency benefit of 3.7% and a contribution from the February 2007 Epichem acquisition of 2.2% also enhanced reported growth. Quarterly and year-to-date comparisons and a reconciliation of reported to adjusted sales growth can be found on page 10.

•	Margins Remain Strong: Q2 2007 operating and pretax income margins were 22.8% and 21.7%, respectively, consistent with Q1 2007 results.

•

Double-digit EPS Growth: Q2 2007 diluted EPS increased 15.4% to $.60, including a $.02 per share tax benefit relative to earlier guidance for the quarter and a $.06 per share favorable currency impact. A reconciliation of proforma to reported diluted EPS for the quarter and year-to-date periods can be found on page 11.

Outlook:

•

Full year 2007 sales are expected to achieve the Company’s 7% organic growth goal. Currency benefits could add more than 3% to this organic growth target if currency exchange rates remain at June 30, 2007 levels. The acquisition of Epichem is expected to add an additional 2% for the year.

•	Management is raising its full year 2007 diluted EPS forecast by $.05 to a new range of $2.20 to $2.30 to reflect both known and expected currency benefits.

•	Recent organizational changes are expected to further enhance the Company’s customer centric focus and better support growth in core and emerging businesses and markets at target levels.

•	The launch of a new five-year supply chain project is expected to enhance customer service beginning in 2008 and improve profitability from 2009 through 2012.

CEO’s STATEMENT:

Commenting on second quarter performance and expectations for the full year of 2007, President and CEO Jai Nagarkatti said: “We are very pleased with our improved growth during the second quarter that resulted in quarterly sales of more than $500 million for the first time in our history. The ongoing implementation of our customer centric sales initiatives continues to fuel improved organic sales growth, reinforcing our confidence in being able to achieve targeted 7% organic growth in the remaining quarters of 2007. Recent promotions and expanded responsibilities for three key members of our senior management team will sharpen our focus even further and we fully expect to continue to take market share through 2008 as we seek to achieve the strategic plan objectives we set two years ago. And, we’ve achieved these top line growth results while maintaining strong profit margins and a superior return on equity and making simultaneous investments in our people, web site, facilities and all of the other initiatives and activities required to support our growth.”

Nagarkatti continued, “We’re now at the mid-point in implementing our 2006-2008 strategic plan initiatives and I’m pleased to report that all five initiatives continued to gain traction as we rolled out new customer centric programs and adapted other activities to more fully meet customers’ evolving needs. Achievements on our five key growth drivers during our most recent quarter included:

•

Continuing to enhance our customer centric focus, which enabled us to improve on Q1 sales results. Our two core research units — Research Essentials and Research Specialties — achieved above target sales growth. Research Biotech showed modest, but improved sales growth. And SAFC increased its sales by more than $20 million (versus Q1 results), with contributions from both strong organic growth and acquisitions;

•

Increasing reported and adjusted sales growth in CAPLA (Canadian, Asia Pacific and Latin American) markets by 17.6% and 12.0%, respectively, in Q2 2007. Reported quarterly sales growth in our primary focus markets of Brazil, China and India remained robust;

•	Boosting sales from web-based ordering once again through our industry-leading web site to 40% of worldwide Q2 2007 Research based sales;

•

Building on our commitment to process improvement with more than $3 million in additional savings during Q2 to yield $7 million in total first half 2007 benefits, putting our expectation for $15 million in annual savings within our reach; and

•

Enhancing the biologics capabilities of our SAFC Pharma business and our annual growth contribution from acquisitions by acquiring Molecular Medicine BioServices during Q2 2007, adding $12 million in annualized revenues and bringing total annual revenues added through acquisition thus far in 2007 to $52 million. Other evaluations and discussions underway are expected to add to these revenues.

While our current strategic plan is firmly on track, we’re not content to wait for our next strategic plan to find ways to be even more customer centric while maintaining or modestly improving margins. We’ve launched a new supply chain project which we believe will enhance our ability to achieve sales growth targets and take our process improvement efforts to a whole new level, boosting EPS growth and enhancing our margins, with the full benefits expected to emerge from 2009 through 2012.”

Nagarkatti concluded, saying “Our 7,700 dedicated employees are fully focused on our five key strategic initiatives, energized by recent organizational changes and excited about the opportunities our new supply chain project provides for customers and shareholders alike. We’re on track to achieve 7% annual organic sales growth, acquire additional revenues in promising new technology areas, maintain margins short term and improve them longer term and keep our ROE above 20%.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2006):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 10.

Reported sales increased 13.2% and 12.5% for the second quarter and first six months of 2007, respectively. Second quarter and year-to-date organic sales growth, excluding currency benefits and a contribution from the February 2007 acquisition of Epichem, were 7.3% and 6.9%, respectively. Three of the Company’s four business units, representing 85% of total revenues, met or exceeded their long-term organic growth goals. Highlights for our four business units include:

Research Essentials (Reported growth: Q2: 8.9%, YTD: 8.2%; Organic growth: Q2: 5.4%, YTD: 4.4%): Overall organic sales growth improved in Q2 2007 from the prior quarter as all key product groups benefited from increased demand. Sales to pharmaceutical accounts in the U.S. remained strong and sales to academic accounts showed noticeable improvement, particularly in the U.S.

Research Specialties (Reported growth: Q2: 13.1%, YTD: 12.6%; Organic growth: Q2: 9.2%, YTD: 8.5%): This unit’s strong performance in the preceding three quarters continued in Q2 2007, enabling it to again exceed its 6% long-term organic growth target. Improvements in product availability, particularly as a result of intentionally building inventories late last year in CAPLA markets, favorable response to new product offerings and the continued positive response to our Internet enhancements all contributed to more robust results. The improved Q2 2007 academic demand experienced by other Research units also contributed to this unit’s growth.

Research Biotech (Reported growth: Q2: 5.5%, YTD: 5.1%; Organic growth: Q2: 2.2%, YTD: 1.7%): Continued strong sales growth in cell signaling and molecular biology products was dampened by softness in synthetic DNA sales. Modest improvement in sales growth during the second quarter of 2007 versus the first quarter reflected improved spending by academic customers and our efforts to enhance growth by adding more sales specialists and expanding our product offering through internal development efforts and technology licenses. Slower than anticipated acceptance of new and innovative Research Biotech products continued to affect this unit’s quarterly sales growth and its ability to achieve its 10% long-term organic growth expectation in the short term.

SAFC (Fine Chemicals; Reported growth: Q2: 20.3%. YTD: 20.1%; Organic growth: Q2: 9.0%, YTD: 9.9%): After achieving near record sales of $132.6 million in Q1 2007, sales in Q2 2007 achieved a new quarterly record of $153.2 million. Results benefited from a full quarter of Epichem sales (acquired in February 2007) and a more modest contribution from the May 2007 acquisition of Molecular Medicine BioServices. Strong demand for custom pharmaceutical products and larger quantities of our catalog products continued. Demand for industrial cell culture products improved over results for the three prior quarters, matching the strong demand in Q2 2006. Booked orders for future delivery remained in-line with the new all-time high achieved at March 31, 2007.

Internet: Ongoing efforts to enhance our award winning website and further increase customer usage rates boosted e-commerce sales for Research Essentials, Research Specialties and Research Biotech combined to 40% of total worldwide Research sales in Q2 2007, two full quarters ahead of our earlier expectation to achieve 40% of Research sales from e-commerce orders by year end.

CAPLA: Efforts to grow sales in CAPLA markets at an even faster pace and to boost their overall contribution to 25% of total Company sales by 2010 led to reported and organic second quarter sales increases of 17.6% and 12.0%, respectively, with the Epichem acquisition (2.8 percentage points) and currency (2.8 percentage points) explaining the difference. Sales in these markets provided approximately 19.0% of total Company sales, a one-percentage point improvement from Q2 2006 levels. Continued emphasis in the developing markets of India, China and Brazil provided reported growth ranging from approximately 50% to 65% in these focus markets during the second quarter.

INCOME ANALYSIS:

A reconciliation of proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 11.

Reported diluted EPS for 2007’s second quarter of $.60, which includes a $.06 benefit from currency exchange rates, increased 15.4% over the $.52 reported for 2006’s second quarter. This $.60 reported diluted EPS for Q2 2007 also included a $.02 tax benefit that had not been reflected in prior EPS guidance based on an assumed 30-31% tax rate for Q2 2007. That tax benefit came from a reduction of tax liabilities related to tax audit activity during the quarter that lowered our effective tax rate to 27.5% for Q2 2007.

Gross profit, S,G&A expenses and operating and pretax income, all expressed as a percentage of sales, and the effective tax rate, expressed as a percentage of pretax income, for the second quarters and first six months of 2007 and 2006, are as follows:

	Second Quarter		Year -To -Date
	2007	2006	2007	2006
Gross profit	51.3%	52.3%	51.3%	52.0%
S,G&A expenses	25.7%	26.2%	25.6%	25.8%
Operating income	22.8%	23.1%	22.8%	23.2%
Pretax income	21.7%	21.6%	21.7%	21.9%

Effective tax rate	27.5%	27.6%	28.9%	29.9%

The reductions in gross profit margins in 2007 versus levels achieved the prior year came largely from the impact of the February 2007 acquisition of Epichem and its higher initial cost levels relative to our base business and costs to ramp up production levels to support higher current and expected sales growth levels, partially offset by currency benefits. Active efforts to integrate Epichem will continue in upcoming quarters, with expectations that it will be neutral to mildly accretive to full year 2007 earnings after excluding an insignificant amount of acquisition related charges. S,G&A expense levels, which include new sales positions in the first half of 2007 to stimulate growth, particularly for Research Biotech, were more than offset by slower growth or modest declines in certain other operating expense levels which were individually insignificant but an overall collective benefit.

The effective tax rates in 2007 compared to 2006 reflect a lower level of international taxes in 2007, an increase in the U.S. manufacturing deduction and the reinstatement of R&D tax credits in Q4 2006, partially offset by the expiration of U.S. export tax benefits at the end of 2006 and reduced tax audit benefits in 2007.

OUTLOOK:

Ongoing implementation of programs supporting our five key strategic initiatives is expected to provide organic sales growth for all of 2007 of approximately 7%, continuing the growth achieved over the first half of 2007 through the final quarters of the year. With improved performance in Q2 2007, Research Essentials is expected to meet, or even slightly exceed, its long-term organic growth target of 4% for all of 2007. As a result of achieving organic sales growth of 8.5% over the first six months, enhanced customer service capabilities through larger locally-stocked inventories, the addition of new products and the continued success that product promotions are having through both catalogs and the Internet, Research Specialties is expected to continue to exceed its 6% long-term organic growth goal, with forecast organic sales growth for full year 2007 of approximately 7%. While not likely to achieve its 10% organic sales growth target, Research Biotech is expected to improve on recent growth and drive organic sales growth to at least 6% for the second half of 2007. This improved growth is expected to come from increased sales efforts launched during Q1 and the continued addition of even more innovative products to our already broad offering. More recent changes expected to boost this unit’s sales growth include the addition of some biotechnology products to new public databases, new tools to more quickly locate our products during web searches and recent additions of new product licenses with both Epigentek Group and Sangamo BioSciences. SAFC is expected to meet, or even beat, its long-term organic growth target of 10% for all of 2007, with traditional quarterly variations in growth reflecting the lumpy nature of the fine chemicals business.

As noted above, the acquisition of Epichem Group, an innovator in developing and supplying high performance semiconductor materials, is expected to add two percentage points to our organic sales growth for full year 2007. The Q2 2007 addition of Molecular Medicine Biosciences has been largely integrated into the SAFC Pharma business and will not be separately reported. Ongoing efforts to identify and pursue other desirable acquisition candidates may further enhance growth in 2007 as we continue to expect roughly 3% in overall additional annual revenue growth through the acquisition of strategically important products, services, platform technologies, businesses and facilities. If exchange rates remain at June 30, 2007 levels, currency would contribute in excess of three percentage points to overall reported sales growth for 2007.

Based on first half results, the sales expectations described above, currency rates remaining at June 30, 2007 levels and other expectations for our business, we have increased our previously reported diluted earnings per share forecast by $.05 to a new range of $2.20 to $2.30, a 7% to 12% increase over 2006’s $2.05, with this newest upward revision largely the result of a modest improvement in currency contributions versus our prior forecast. Pretax income margins for the full year should be largely in line with the 21.1% achieved in 2006. Our effective tax rate for all of 2007 is expected to be in our previously forecast range of 30-31% of pretax income, with the Q2 2007 tax audit benefit largely offset by a likely future adverse net effect of a revaluation of deferred tax assets to reflect new, lower statutory tax rates in Germany and changes in other international tax benefits over the final quarters of 2007. Variations to this forecast tax rate and forecast diluted EPS for 2007 are possible due to changes in the status of tax uncertainties pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. Additional modest share repurchase activity may also benefit EPS growth.

After a thorough six month review of our supply chain, the Company has just launched an ambitious five-year project that is expected to improve service and enable us to expand margins through eight separate but complementary supply chain initiatives focused on improving how we procure goods and services, manage inventory and execute other supply chain activities that are key to our customer centric approach. Benefits from this project are expected to begin in 2008, with financial results expected to be neutral to mildly accretive to earnings for 2008. Management expects annual pretax income benefits of $10 to $15 million beginning as early as 2009, increasing in roughly ratable amounts to between $35 and $45 million annually by 2012. Based on current shares outstanding, this could increase diluted earnings per share by $.05 to $.08 in 2009, increasing to $.18 to $.23 by 2012, and improve pretax and operating margins by as much as 1.5 percentage points when the full benefit of the project is realized. These benefits are above and beyond current expectations to generate $15 million in annual pretax savings from process improvements, with the majority of the current $15 million benefit level expected to be reinvested to support achieving revenue growth targets just as they have historically been reinvested.

OTHER INFORMATION:

Return On Equity: Our return on equity at June 30, 2007 was 20.9%, continuing to exceed our 20% goal.

Share Repurchase: We acquired another 1.0 million shares during Q2 2007 at an average price of $42.74 per share. Since beginning the program in late 1999, 82.0 million shares have been acquired at an average purchase price of $19.75 per share. There were 130.6 million shares outstanding at June 30, 2007. Over time, the Company expects to repurchase an additional 8.0 million shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations for the first half of 2007 compared to the first half of 2006 increased by $28.0 million to $162.3 million. Acquisitions used $69.1 million of cash in the first half of 2007. Capital expenditures were $36.4 million for the first half of 2007, $5.6 million higher than spending in the same period of 2006.

Short-term borrowings were $377.9 million at a weighted average interest rate of 4.8% and long-term debt was $209.0 million at a weighted average interest rate of 6.3% at June 30, 2007. Our debt to capital ratio at June 30, 2007 was 28.2%.

Accounts receivable days sales outstanding at June 30, 2007 were 51 days, an increase of one day from the March 31, 2007 level. Inventory months on hand were 7.5 months at June 30, 2007, largely in-line with the 7.6 months at December 31, 2006. Reported inventories increased to $634.3 million at June 30, 2007 from $596.0 million at December 31, 2006, with the majority of the increase attributed to intentional increases at select locations to maintain service, the impact of currency rates on inventory values and acquired inventories.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,700 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2007 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2007 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts, the sales benefit from acquisitions and an inventory purchase accounting charge. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Income Analysis”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4 to the Consolidated Financial Statements—Uncertainty in Income Taxes—in the Company’s Form 10-Q report for the quarter ended March 31, 2007, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, and (12) the outcome of the matters described in Note 13 to the Consolidated Financial Statements—Contingent Liabilities and Commitments—in the Company’s Form 10-Q report for the quarter ended March 31, 2007. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2006. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$507.5	$448.5	$1,003.4	$891.6
Cost of products sold	247.0	214.0	488.5	428.3

Gross profit	260.5	234.5	514.9	463.3
Selling, general and administrative expenses	130.3	117.7	257.2	230.2
Research and development expenses	14.5	13.4	28.6	26.4
Interest, net	5.8	6.3	11.7	11.6

Income before income taxes	109.9	97.1	217.4	195.1
Provision for income taxes	30.2	26.8	62.8	58.3

Net income	$79.7	$70.3	$154.6	$136.8

Net income per share—Basic	$0.61	$0.53	$1.18	$1.03

Net income per share—Diluted	$0.60	$0.52	$1.16	$1.01

Weighted average number of shares outstanding—Basic	130.8	133.2	131.3	133.7

Weighted average number of shares outstanding—Diluted	133.2	135.1	133.6	135.6

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$190.1	$173.8
Accounts receivable, net	295.2	248.0
Inventories	634.3	596.0
Deferred taxes	57.6	49.6
Other current assets	49.2	45.5

Total current assets	1,226.4	1,112.9

Property, plant and equipment, net	667.1	645.1
Goodwill, net	403.7	361.3
Intangibles, net	138.6	126.0
Other assets	106.2	89.0

Total assets	$2,542.0	$2,334.3

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$377.9	$189.0
Accounts payable	107.6	97.2
Accrued payroll and payroll taxes	45.2	47.4
Accrued income taxes	42.9	48.6
Other accrued expenses	83.8	60.4

Total current liabilities	657.4	442.6

Long-term debt	209.0	337.9
Deferred post-retirement benefits	38.7	38.5
Deferred taxes	40.8	48.1
Other liabilities	101.2	56.3

Total liabilities	1,047.1	923.4

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	92.7	79.1
Common stock in treasury	(1,448.0)	(1,375.4)
Retained earnings	2,552.7	2,424.7
Accumulated other comprehensive income	95.7	80.7

Total stockholders’ equity	1,494.9	1,410.9

Total liabilities and stockholders’ equity	$2,542.0	$2,334.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$154.6	$136.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48.4	43.8
Deferred income taxes	(36.8)	(23.7)
Stock-based compensation expense	10.3	6.8
Other	5.8	2.2
Changes in assets and liabilities:
Increase in accounts receivable	(37.2)	(37.8)
Increase in inventories	(20.4)	(11.6)
Increase in accrued income taxes	24.7	8.4
Other	12.9	9.4

Net cash provided by operating activities	162.3	134.3

Cash flows from investing activities:
Property, plant, and equipment additions	(36.4)	(30.8)
Proceeds from sale of property, plant and equipment	1.0	2.4
Acquisitions of businesses, net of cash acquired	(69.1)	(0.9)
Other, net	7.5	(10.8)

Net cash used in investing activities	(97.0)	(40.1)

Cash flows from financing activities:
Net issuance of short-term debt	66.2	114.5
Repayment of long-term debt	(19.6)	(49.7)
Payment of dividends	(30.1)	(28.0)
Treasury stock purchases	(84.5)	(86.2)
Exercise of stock options	13.6	15.9
Excess tax benefits from stock-based payments	2.9	1.8

Net cash used in financing activities	(51.5)	(31.7)

Effect of exchange rate changes on cash	2.5	4.8

Net change in cash and cash equivalents	16.3	67.3
Cash and cash equivalents at January 1	173.8	98.6

Cash and cash equivalents at June 30	$190.1	$165.9

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information—(Unaudited)

Sales Growth by Business Unit
	Three Months Ended June 30, 2007
	Reported	Currency Impact	Acquisition	Adjusted (Organic)

Research Essentials	8.9%	3.5%	—%	5.4%
Research Specialties	13.1%	3.9%	—%	9.2%
Research Biotech	5.5%	3.3%	—%	2.2%
SAFC	20.3%	3.7%	7.6%	9.0%
Total	13.2%	3.7%	2.2%	7.3%

	Six Months Ended June 30, 2007
	Reported	Currency Impact	Acquisition	Adjusted (Organic)

Research Essentials	8.2%	3.8%	—%	4.4%
Research Specialties	12.6%	4.1%	—%	8.5%
Research Biotech	5.1%	3.4%	—%	1.7%
SAFC	20.1%	3.9%	6.3%	9.9%
Total	12.5%	3.9%	1.7%	6.9%

Business Unit Sales
(in millions)
	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006	Total 2006
Research Essentials	$91.8	$88.1	$87.4	$88.0	$355.3
Research Specialties	168.8	164.1	164.2	172.6	669.7
Research Biotech	71.8	69.0	65.4	70.6	276.8
SAFC	110.7	127.3	124.4	133.3	495.7

Total Customer Sales	$443.1	$448.5	$441.4	$464.5	$1,797.5

	First Quarter 2007	Second Quarter 2007	YTD 2007
Research Essentials	$98.8	$95.9	$194.7
Research Specialties	189.3	185.6	$374.9
Research Biotech	75.2	72.8	$148.0
SAFC	132.6	153.2	$285.8

Total Customer Sales	$495.9	$507.5	$1,003.4

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information—(Unaudited)

Reconciliation of Proforma to Reported Net Income
	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006
Proforma net income before currency impact	$71.4	$70.3	$0.54	$0.52
Currency impact	8.3	—	0.06	—

Total reported net income	$79.7	$70.3	$0.60	$0.52

	Net Income (in millions)		Diluted Earnings Per Share
	Six Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Proforma net income before currency impact and inventory purchase accounting charge	$139.8	$138.9	$1.05	$1.02
Currency impact	14.8	—	0.11	—

Proforma net income before inventory purchase accounting charge	154.6	138.9	1.16	1.02
Inventory purchase accounting charge	—	(2.1)	—	(0.01)

Total reported net income	$154.6	$136.8	$1.16	$1.01